                                   EXHIBIT 2.0

                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT, made as of December 16, 1999, by and between (i) Gary
D. Engle; James A. Coyne; Wayne Ellis Engle, Trustee, Staci Albury Trust u/i/t dated July 21, 1998; Wayne Ellis Engle, Trustee, Kristen Engle Trust u/i/t dated July 21, 1998; Wayne Ellis Engle, Trustee, Sydney Peyton Engle Trust u/i/t dated July 21, 1998; and Wayne Ellis Engle, Trustee, Zoe P. Engle Trust u/i/t dated July 21, 1998 (each a "Seller" and collectively the "Sellers"); and (ii) Semele Group Inc., a Delaware corporation (the "Buyer");


                              W I T N E S S E T H:

         WHEREAS, the Sellers are the owners of all the issued and outstanding shares of capital stock of Equis II Corporation, a Delaware corporation (the "Company");

         WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, 85 percent of such shares upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Buyer has received from Josephthal & Co. Inc. a "fairness opinion" with respect to the fairness to the Buyer from a financial point of view of this acquisition and a related acquisition by the Buyer from Equis Financial Group Limited Partnership of the entire Special Beneficiary Interest in four Delaware business trusts, which opinion is acceptable to the Special Committee of the Board of Directors of the Buyer consisting of the Buyer's independent directors;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

         1.1. PURCHASE AND SALE OF SHARES. At the Closing, as defined in Section
1.3 hereof, the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Sellers, the number of shares of Voting Common Stock and Non-Voting Common Stock, each $.01 par value, of the Company set forth opposite their respective names on EXHIBIT A-1 under the heading "Number of Shares to be Sold" (collectively, the "Shares"). The Shares comprise 85 percent of the shares of Voting and Non-Voting Common Stock of the Company owned by each Seller. At the Closing, the Buyer and the Sellers will enter into an agreement giving the Buyer a call right to purchase from the Sellers, and giving the Sellers a put right to sell to the Buyer, the 15 percent of the shares of Voting and Non-Voting Common Stock of the Company not being sold to the Buyer hereunder. The purchase price for such 15 percent will be 510,000 shares of the Common Stock, $.10 par value, of the Buyer. Such rights to purchase and sell will only be exercisable, however, if the stockholders of the Buyer approve of such payment in shares of Common Stock of the Buyer. If stockholder approval is not obtained, the purchase and sale rights will terminate.

         1.2. PURCHASE PRICE; DELIVERY OF SHARES. In consideration of the sale of the Shares to the Buyer, subject to the terms and conditions provided herein, the Buyer shall pay to the Sellers a total purchase price of $19,586,000 (the "Purchase Price"). The Purchase Price shall be paid at the Closing by the Buyer to the Sellers by delivery of Promissory Notes of the Buyer (the "Notes"), each in the form of EXHIBIT B-1 as to $14,600,000, in the form of EXHIBIT B-2 as to $3,085,000 and in the form of EXHIBIT B-3 as to $1,901,000, payable to the Sellers in the principal amounts shown on EXHIBIT A-2. The Buyer acknowledges that the Shares are currently subject to a pledge executed by the Sellers securing indebtedness of the Company totalling approximately $19.5 million at September 30, 1999. The Buyer agrees that it will secure its obligations under the Notes by a pledge of the Shares to the Sellers pursuant to a Security Agreement and Collateral Agency Agreement in the form of EXHIBIT C hereto, which pledge shall be junior only to the currently existing pledge and which pledge shall be a first priority pledge as soon as such consent of existing indebtedness has been repaid and such currently existing pledge has been released. At the Closing, each Seller shall deliver to the Buyer the certificate or certificates representing the Shares being sold by such Seller accompanied by a stock power duly endorsed in blank by such Seller and otherwise in form reasonably acceptable to the Buyer. Gary D. Engle and James A Coyne agree that, effective as of the Closing the Buyer shall also cancel the option dated


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December 30, 1997, held by Gary D. Engle to purchase 40,000 shares of Common
Stock of the Buyer and the option dated December 30, 1997, held by James A. Coyne to purchase 40,000 shares of Common Stock of the Buyer (together, the "Options").

         1.3. CLOSING. The closing of the transaction provided for in this Agreement (the "Closing") shall take place at the offices of Nixon Peabody LLP, 101 Federal Street, Boston, Massachusetts, at 10:00 a.m. on December 22, 1999, or such other date as may be mutually agreed upon in writing by the parties (the "Closing Date").

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Sellers jointly and severally represent and warrant to the Buyer as follows:

         2.1.  OWNERSHIP OF SHARES.

                  (a) Each Seller has good and marketable title to the Shares to be sold to the Buyer by him pursuant to this Agreement, free and clear of all restrictions, liens, charges, encumbrances, options and adverse claims or rights whatsoever except as set forth on SCHEDULE 2.1. Except as set forth on SCHEDULE 2.1, there are no voting trusts, proxies or other arrangements or understandings to which any Seller is a party with respect to the Shares. EXHIBIT A-1 sets forth a true and correct listing of (i) all shares of Voting and Non-Voting Common Stock of the Company owned by each Seller and (ii) the Shares to be sold to the Buyer by each Seller hereunder.

                  (b) Each Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer the Shares to be sold by him pursuant to this Agreement and, upon consummation of the purchase contemplated by this Agreement, the Buyer will acquire from each Seller good and marketable title to such Shares, free and clear of all restrictions, liens, charges, encumbrances, options and adverse claims or rights whatsoever except as set forth on SCHEDULE 2.1. This Agreement constitutes the valid and binding obligation of each Seller enforceable in accordance with its terms.

                  (c) No Seller is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent the execution or delivery of this Agreement by him or the transfer, conveyance and sale of the Shares to be sold by him to the Buyer pursuant to this Agreement.

         2.2. ORGANIZATION, GOOD STANDING AND AUTHORITY OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in the Commonwealth of Massachusetts.

         2.3. CHARTER DOCUMENTS OF THE COMPANY. The Sellers have provided the Buyer with true, accurate and complete copies of the Certificate of Incorporation and By-Laws of the Company. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-Laws. The minute and stock record book of the Company (which has been made available for inspection by the Buyer and its representatives) is true and complete in all material respects.

         2.4. NO COMPANY DEFAULT; NO CONFLICT WITH OTHER INSTRUMENTS. The Company is not in default under or in violation of any material agreement or other instrument or contract to which it is a party or by which it or any of its properties or assets is bound or any judgment, decree, order, statute, rule or regulation to which it is subject or by which it or any of its properties or assets is bound. The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby do not and will not constitute a default under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of the Company or
(ii) any material agreement or other instrument or contract or any judgment, decree, order, statute, rule or regulation to which the Company is a party or subject or result in the creation of any lien, charge or encumbrance on any of the properties or assets of the Company or the Shares.

         2.5. CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 500 shares of Voting Common Stock, $.01 par value, and 2,500 shares of Non-Voting Common Stock, $.01 par value. All such shares are issued and outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, convertible securities, warrants, rights agreements, restrictions, contracts, calls or commitments of any character which entitle any person to acquire from the Company or otherwise relate to the issuance by the Company of any shares of capital stock of the Company or, except as set forth in SCHEDULE 2.1, which restrict or otherwise relate to or provide for the transfer of any of such shares. Except as set forth on SCHEDULE 2.1, there are no voting trusts, proxies or other arrangements or understandings to which the Company or a Seller is a party with respect to the voting of the Shares.

         2.6. SUBSIDIARIES, OTHER INTERESTS, ETC., OF THE COMPANY. The Company has one subsidiary, AFG ASIT Corporation ("AFG ASIT"). AFG ASIT is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted. AFG ASIT is the Managing Trustee of four Delaware business trusts, AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C and AFG Investment Trust D (collectively the "Trusts"), each of which is a reporting company under the Securities Exchange Act of 1934 (the "'34 Act"). The authorized capital stock of AFG ASIT consists of 30,000 shares of Common Stock, $.01 par value, of which 1,000 shares are issued and outstanding and owned by the Company (the "AFG ASIT Shares"). The AFG ASIT Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, convertible securities, warrants, rights agreements, restrictions, contracts, calls or commitments of any character which entitle any person to acquire from AFG ASIT or otherwise relate to the issuance by AFG ASIT of any shares of capital stock of AFG ASIT or, except as set forth on SCHEDULE 2.6, which restrict or otherwise relate to or provide for the transfer of any of such shares. Except for the Voting Trust Agreement dated December 16, 1999, between the Company and Gary D. Engle, as Trustee, and except as set forth on SCHEDULE 2.6, there are no voting trusts, proxies or other arrangements or understandings to which AFG ASIT or the Company is a party with respect to the voting of the AFG ASIT Shares. The Company also owns an aggregate of 7,980,139 Class B Subordinated Beneficiary Interests in the Trusts, as shown on SCHEDULE 2.6 (the "Class B Interests"). AFG ASIT as Managing Trustee has the powers, duties, rights, obligations and economic interests set forth in the Second Amended and Restated Declaration of Trust, as amended to date, of each of the Trusts (each a "Declaration of Trust" and collectively the "Declarations of Trust"). The Company, as record and beneficial owner of the Class B Interests, is entitled to all rights with respect to the Class B Interests set forth in the Declaration of Trust of each of the Trusts, including the rights to distributions and allocations set forth therein. Except as provided in the Declaration of Trust of each of the Trusts and except as set forth on SCHEDULE 2.6, there are no agreements, restrictions, contracts, calls or commitments which restrict or otherwise relate to or provide for the transfer of any of the Class B Interests. Except for the Voting Trust Agreement dated December 16, 1999, between the Company and Gary D. Engle, as Trustee, and except as set forth on SCHEDULE 2.6, there are no voting trusts, proxies or other arrangements or understandings to which the Company is a party with respect to the voting of the Class B Interests. The Company has good and marketable title to the AFG ASIT Shares and the Class B Interests, free and clear of all restrictions, liens, charges, encumbrances, options and adverse claims or rights whatsoever except as set forth on SCHEDULE 2.6. The Company does not own, directly or indirectly, any capital stock or other equity or ownership interest in any other corporation, partnership, association, trust, joint venture or other entity.

         2.7. ORGANIZATIONAL DOCUMENTS OF AFG ASIT, TRUSTS. The Sellers have provided the Buyer with true, accurate and complete copies of the Articles of Organization and By-Laws of AFG ASIT and with the Declaration of Trust of each of the Trusts, all as amended to date. Such Articles of Organization, By-Laws and Declarations of Trust are in full force and effect. AFG ASIT is not in violation of any provision of its Articles of Organization or By-Laws or of the Declaration of Trust of any of the Trusts. None of the Trusts is in violation of its Declaration of Trust. The minute and stock record books of AFG ASIT (which have been made available for inspection by the Buyer and its representatives) are true and complete in all material respects.

         2.8. NO AFG ASIT DEFAULT; NO CONFLICT WITH OTHER INSTRUMENTS. AFG ASIT is not in default under or in violation of any material agreement or other instrument or contract to which it is a party or by which it or any of its properties or assets is bound or any judgment, decree, order, statute, rule or regulation to which it is subject or by which it or any of its properties or assets is bound. The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby do not and will not constitute a default under any of the terms, conditions or provisions of (i) the Articles of Organization or By-Laws of AFG ASIT or the Declarations of Trust of the Trusts or (ii) any material agreement or other instrument or contract or any judgment, decree, order, statute rule or regulation to which AFG ASIT is a party or subject or result in the creation of any lien, charge or encumbrance on any of the properties or assets of AFG ASIT.

         2.9. SEC FILINGS. The Managing Trustee on behalf of the Trusts has filed all forms, reports and documents required to be filed by them with the Securities and Exchange Commission (the "SEC") since December 31, 1995 (the "SEC Reports"). The SEC Reports, including all SEC Reports filed after the date hereof and prior to the Closing, (i) were or will be prepared in accordance with the Securities Act of 1933 (the "'33 Act") and the '34 Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Sellers have provided the Buyer with true, accurate and complete copies of the Annual Report on Form 10-K for the year ended December 31, 1998, and the Quarterly Report on Form 10-Q for the periods ended June 30 and September 30, 1999, filed with the SEC under the '34 Act by each of the Trusts and (ii) the Prospectus dated June 10, 1997, of each of the Trusts relating to the offering by such Trust under the '33 Act of the Class B Subordinated Interests of which the Class B Interests are a part.

         2.10. FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED LIABILITIES. The Sellers have delivered to the Buyer a copy of the audited consolidated balance sheet of the Company as of December 31, 1998, and the related consolidated statement of operations, consolidated statement of changes in stockholders' equity and consolidated statement of cash flows and the notes thereto for the period then ended and the unaudited consolidated balance sheet of the Company as of September 30, 1999 (the September 1999 balance sheet is hereinafter referred to as the "Balance Sheet"). All such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise indicated in the notes to such financial statements and, in the case of the Balance Sheet, subject to year end adjustments) and fairly present the financial condition and results of operations of the Company as, at and for the periods indicated. Except as set forth on SCHEDULE 2.10 or incurred in connection with the transactions contemplated hereby, the Company is not subject to any liability other than (i) liabilities reflected, reserved against or otherwise disclosed in the Balance Sheet and (ii) liabilities arising since the date of the Balance Sheet in the ordinary course of business consistent (in amount and kind) with past practice which do not, individually or in the aggregate, materially adversely affect the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company.

         2.11. OTHER PERSONAL PROPERTY. Except as described in SECTION 2.6, neither the Company nor AFG ASIT has any personal property.

         2.12. REAL PROPERTY. Neither the Company nor AFG ASIT currently owns or leases nor has the Company or AFG ASIT ever owned or leased any real property or interests in real property.

         2.13. NO MATERIAL ADVERSE CHANGE. Except as set forth on SCHEDULE 2.13 since the date of the Balance Sheet there has not been any material adverse change in, relating to or affecting the business, assets, condition (financial or otherwise), results of operations or prospects of the Company, and no facts are known which may reasonably be expected to give rise to any such material change.

         2.14. TAXES. All taxes have been properly paid or accrued and all tax returns currently required to be filed have been properly filed with respect to the Company and all of its operations, income, profits and assets in accordance with the requirements of the applicable laws of all federal, state, local and foreign jurisdictions. No waivers of the statute of limitations are in effect with respect to federal or state income taxes payable by or on behalf of the Company. Except as set forth on SCHEDULE 2.14, none of the federal or state income tax returns filed by the Company with respect to its last six fiscal years have been examined by the Internal Revenue Service (the "IRS") or any similar state, local or foreign tax authority, and none of the periods during which any assessment may be made by the IRS or any similar state, local or foreign tax authority has been extended.

         2.15. CONTRACTS, COMMITMENTS, ETC. Except as set forth in SCHEDULE 2.15 and except for the Declarations of Trust of each of the Trusts, neither the Company nor AFG ASIT is, as of the date of this Agreement, a party to or bound by any contracts or agreements with third parties.

         2.16. COMPLIANCE WITH LAWS. The Company and AFG ASIT are in compliance with all applicable federal, state and local laws, rules, regulations and ordinances.

         2.17. LITIGATION. Except as described in SCHEDULE 2.17, no action, suit, arbitration, mediation, investigation or proceeding is pending or, to the knowledge of the Sellers, threatened before any court, administrative agency or tribunal which affects or involves the Company, AFG ASIT or any of the Sellers or any of their respective rights or properties or which seeks to prevent or challenge the transactions contemplated hereby. There is no existing state of facts, circumstances or contemplated events that is likely to give rise to an action, proceeding or investigation against the Company or AFG ASIT.

         2.18. ENVIRONMENTAL PROTECTION.

                  (a) The Company and AFG ASIT have complied in all material respects with all federal and state environmental, health and safety laws, codes and ordinances and all rules, regulations and ecological standards promulgated thereunder ("Environmental Laws").

                  (b) There is no pending or, to the knowledge of the Sellers, threatened civil, criminal or administrative action, demand, hearing, notice of violation, notice or demand letter that affects or applies to the Company or AFG ASIT, or their respective businesses, properties or assets, relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         2.19. DIVIDENDS AND DISTRIBUTIONS TO THE SELLERS. Except as described in SCHEDULE 2.19, the Company has never declared or paid any dividends or made any other distributions to any holder of its outstanding capital stock or redeemed any shares of its capital stock.

         2.20. INSURANCE. The Company and AFG ASIT are named insureds on policies of insurance purchased and maintained by an affiliate of the Company providing coverage to the Company and AFG ASIT of such types and in such amounts as are legally required or are otherwise appropriate for their respective businesses. Each such policy of insurance is legal, valid, binding, enforceable and in full force and effect. Following the consummation of the transaction contemplated hereby, neither the Company nor AFG ASIT will be covered by any of such policies. There is no default with respect to any provision contained in any such policy, nor has the Company or AFG ASIT failed to give any notice or present any claim under any such policy in due and timely fashion. None of the Trusts is a named insured on policies of insurance, but each lessee of equipment owned by any of the Trusts is required to insure the leased equipment under the terms if its equipment lease.

         2.21. REQUIRED CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 2.21, the execution and delivery of this Agreement by the Sellers does not, and the performance of this Agreement by the Sellers will not, require any consent, approval, order, authorization, registration, qualification or designation from any governmental authority or pursuant to any agreement or other instrument by which the Sellers, the Company or AFG ASIT or any of their respective properties is bound.

         2.22. EMPLOYEE BENEFITS. Neither the Company nor AFG ASIT now has, or has ever had, any employees. Neither the Company nor AFG ASIT has ever made, or had any obligation to make, any contributions to any employee benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor AFG ASIT has any liability with respect to any such employee benefit plan maintained by an affiliate.

         2.23. LICENSES AND PERMITS. The Company, AFG ASIT and the Trusts have each obtained all licenses, permits and other approvals required from federal, state or local authorities, if any, in order for them to conduct their respective businesses as currently conducted.

         2.24. NO BROKER. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company, AFG ASIT or the Sellers.

         2.25. DISCLOSURE. The representations and warranties contained in this
Article II (including the schedules required to be delivered by the Sellers to the Buyer pursuant to this Agreement) and any certificate or other instrument furnished or to be furnished by the Sellers to the Buyer hereunder do not contain and will not contain any untrue statement of a material fact or omit to state any fact necessary in order to make the statements and information contained in this Article II not misleading. There is no material fact relating to the Company or AFG ASIT or their respective assets, properties or businesses which may materially adversely affect the same which has not been disclosed in writing in this Agreement to the Buyer.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to each of the Sellers as follows:

         3.1. ORGANIZATION, GOOD STANDING AND AUTHORITY OF THE BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate all its properties and assets and to carry on its business as it is now being conducted.

         3.2. AUTHORIZATION. The Buyer has full corporate power and authority to enter into this Agreement and the other transactions contemplated hereby and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Buyer and, except for the approval of the stockholders of the Buyer to the issuance of the shares of Common Stock of the Buyer contemplated to be issued to the Sellers no other corporate proceedings or actions on the part of the Buyer are necessary to authorize this Agreement and the transactions contemplated herein. This Agreement constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms.

         3.3. NO BROKER. Except for Josephthal & Co. Inc. in connection with its "fairness opinion," no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

                                   ARTICLE IV
                              COVENANTS OF SELLERS

         The Sellers will comply with the following covenants during the period between the date hereof and the earlier of the date on which the Buyer purchases 15 percent of the Company not being purchased by the Buyer hereunder or the put and call agreement relating to the purchase of such 15 percent expires:

         4.1. ACCESS. The Sellers shall give the Buyer and its counsel, accountants and other representatives full access, at reasonable times on reasonable notice, throughout the period prior to the Closing Date, to all of the properties, assets, books and records of the Company or relating thereto and the Sellers shall furnish to the Buyer during such period all information concerning the Company and its affairs as the Buyer may reasonably request.

         4.2. MAINTENANCE OF EXISTENCE AND GOOD STANDING. The Sellers shall cause the Company, AFG ASIT and the Trusts to maintain their respective existences as corporations or business trusts, as applicable, in good standing under the laws of the State of Delaware and the Commonwealth of Massachusetts, as applicable, and under the laws of any other jurisdiction in which they are qualified to do business as foreign corporations or entities.

         4.3. CONDUCT OF BUSINESS IN ORDINARY COURSE. The Sellers shall cause the Company, AFG ASIT and the Trusts to conduct their respective businesses only in the ordinary course, unless the Sellers shall obtain the written consent of the Buyer to any act or transaction by the Company, AFG ASIT or any of the Trusts or on behalf of any of them which is not in the ordinary course of its business.

         4.4. PRESERVATION OF ORGANIZATION. The Sellers shall cause the Company, AFG ASIT and the Trusts to preserve their respective business organizations, and use their best efforts to preserve their business relations and to retain the services of their present officers.

         4.5. PRESERVATION OF PROPERTIES. The Sellers shall cause the Company, AFG ASIT and the Trusts to maintain and preserve the properties owned or used by them in their respective businesses.

         4.6. PERFORMANCE OF CONTRACTS. The Sellers shall cause the Company, AFG ASIT and the Trusts to fulfill their respective contractual obligations in all material respects.

         4.7. TAXES AND SIMILAR CHARGES. The Sellers shall cause the Company, AFG ASIT and the Trusts to punctually pay and discharge all taxes, assessments and governmental charges lawfully imposed upon them or any of their respective properties or those properties used by them in their respective businesses or upon the income and profits thereof and to file all tax returns required to be filed by them.

         4.8. COMPLIANCE WITH LAWS. The Sellers shall cause the Company, AFG ASIT and the Trusts to comply in all material respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments, decrees and similar determinations to which they and their respective properties are subject.

         4.9. INSURANCE. The Sellers shall cause the Company and AFG ASIT to continue as named insureds on the insurance policies referred to in Section 2.21, and shall cause such policies to be continued in full force and effect or be replaced with other policies providing substantially equivalent or greater coverage.

         4.10. NOTICE OF BREACH, LITIGATION, ETC. The Sellers will promptly give written notice to the Buyer of (i) the occurrence of any event or the failure of any event to occur which results or will result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement by the Sellers contained herein or (ii) the commencement of any litigation, proceeding, investigation or inquiry seeking to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation.

         4.11. CONSENTS FROM THIRD PARTIES. The Sellers will use their best efforts to obtain the consent of any party necessary to approve the transactions contemplated hereby.

         4.12. SATISFACTION OF REPRESENTATIONS AND CONDITIONS. The Sellers will use their best efforts to take all actions necessary to render all representations and warranties made by them herein accurate on and as of the Closing Date in all material respects and to satisfy each covenant or condition to be performed or satisfied by them on or before the Closing Date.

         4.13. AMENDMENT OF ARTICLES OR BY-LAWS. The Sellers will not amend nor permit to be amended the Certificate of Incorporation of the Company, the Articles of Organization of AFG ASIT or the By-Laws of either of them or the Declaration of Trust of any of the Trusts or make any change in the authorized or issued capital stock of either the Company or AFG ASIT or the beneficiary interests of any of the Trusts without the written consent of the Buyer.

         4.14. PUBLIC ANNOUNCEMENTS. The Sellers will not make or permit to be made any public announcement or disclosure concerning the transactions contemplated hereby without the written consent of the Buyer.

                                    ARTICLE V
                             COVENANTS OF THE BUYER

         The Buyer covenants as follows with respect to the period between the date hereof and the Closing Date:

         5.1. CONSENTS FROM THIRD PARTIES. The Buyer will use its best efforts to obtain the consent of any party, including its stockholders and any governmental authority, necessary to approve the transactions contemplated hereby.

                                   ARTICLE VI
                      CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligation of the Sellers to sell and deliver the Shares is subject to the satisfaction (or waiver by the Sellers) on or prior to the Closing Date of the following conditions:

         6.1. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Buyer contained in this Agreement shall be true and correct on and as of the Closing Date as if such representations and warranties were made on and as of that date.

         6.2. COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied in all material respects with all its obligations and covenants under this Agreement to be performed or complied with by it prior to the Closing Date.

         6.3. CONSENTS. The consent of every party necessary to approve the transactions contemplated hereby shall have been obtained.

         6.4. NO LITIGATION. At the Closing Date, no litigation, proceeding, investigation or inquiry shall be pending or threatened seeking to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation.

         6.5. PUT/CALL AGREEMENT. The Buyer and the Sellers shall have executed and delivered an agreement in the form of EXHIBIT D hereto giving the Buyer a call right to purchase from the Sellers, and giving the Sellers a put right to sell to the Buyer, the 15 percent of the Voting and Non-Voting Common Stock of the Company not being sold to the Buyer hereunder.

         6.6. REGISTRATION RIGHTS AGREEMENT. The Buyer and the Sellers shall have executed and delivered a registration rights agreement in the form of EXHIBIT E hereto.

         6.7. OPINION OF COUNSEL. The Sellers shall have received from Shefsky & Froelich Ltd., counsel to the Special Committee of the Board of Directors of the Buyer, an opinion as of the Closing Date in form and substance reasonably acceptable to counsel to the Sellers as to certain tax matters.

                                   ARTICLE VII
                     CONDITIONS TO OBLIGATIONS OF THE BUYER

         The obligation of the Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by the Buyer, provided, however, that the Buyer cannot waive obtaining the consent of its stockholders) on or prior to the Closing Date of the following conditions:

         7.1. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Sellers contained in this Agreement shall be true and correct on and as of the Closing Date as if such representations and warranties were made on and as of that date.

         7.2. COMPLIANCE WITH AGREEMENT. The Sellers shall have performed and complied in all material respects with all their obligations and covenants under this Agreement to be performed or complied with prior to the Closing Date.

         7.3. SELLERS' CERTIFICATE. The Buyer shall have received a Certificate dated as of the Closing Date executed by each of the Sellers to the effect that the representations and warranties of the Sellers contained in this Agreement are true and correct on and as of that date and that the Sellers have performed or complied with all their obligations and covenants to be performed or complied with by them prior to the Closing Date.

         7.4. CONSENTS. The consent of every party necessary to approve the transactions contemplated hereby shall have been obtained.

         7.5. NO LITIGATION. At the Closing Date, no litigation, proceeding, investigation or inquiry shall be pending or threatened seeking to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation.

         7.6. DUE DILIGENCE REVIEW. The Buyer and its representatives shall have conducted a due diligence review of the Company and in the Buyer's sole discretion, the Buyer shall be satisfied on the basis of such review that Buyer should proceed with the transactions contemplated hereby.

         7.7. PUT/CALL AGREEMENT. The Buyer and the Sellers shall have executed and delivered an agreement in the form of EXHIBIT D hereto giving the Buyer a call right to purchase from the Sellers, and giving the Sellers a put right to sell to the Buyer, the 15 percent of the Voting and Non-Voting Common Stock of the Company not being sold to the Buyer hereunder.

         7.8. OPTIONS. The Options shall have been canceled with the consent of Gary D. Engle and James A. Coyne.

         7.9. OPINION OF COUNSEL. The Buyer shall have received from Nixon Peabody LLP, counsel to the Sellers, an opinion as of the Closing Date in form and substance reasonably acceptable to counsel to the Special Committee of the Board of Directors of the Buyer as to ownership of the shares and certain corporate and trust matters.

                                  ARTICLE VIII
                            INDEMNIFICATION; SET OFF

         8.1. INDEMNIFICATION BY THE SELLERS. The Sellers, jointly and severally, shall indemnify and hold harmless the Buyer, its officers, directors, controlling persons and affiliates (including, without limitation, the Company) from and against any loss, liability, claim, damage (including, incidental and consequential damages), expense (including reasonable legal fees and costs), or diminution in value arising, directly or indirectly, from or in connection with any (i) breach or inaccuracy of any of the representations or warranties made by the Sellers in this Agreement, (ii) breach of any covenant or agreement of the Sellers contained in this Agreement, and (iii) any and all costs and expenses (including but not limited to legal costs and expenses) incurred by the Buyer in connection with the enforcement of its rights hereunder. The representations and warranties of the Sellers contained in this Agreement or any Schedules hereto, other than the Special Warranties as defined below, shall survive until the 18-month anniversary of the Closing Date and thereafter shall terminate and be of no further force or effect, except as to matters as to which the Buyer has given notice to the Sellers of the basis for indemnification during such 18-month period.

         For purposes of this Agreement, the Special Warranties shall be the representations and warranties of the Sellers contained in (i) Section 2.1 hereof regarding the Shares and (ii) Section 2.14 hereof regarding certain tax matters. The Special Warranties shall survive indefinitely. This Section 8.1 may not be amended without the approval of a majority of the independent directors of the Buyer.

         8.2. INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify and hold harmless the Sellers from and against any and all loss, liability, claim, damage, expense (including reasonable legal fees and costs), or diminution in value arising, directly or indirectly, from or in connection with any (i) breach or inaccuracy of any of the representations or warranties made by the Buyer in this Agreement and (ii) breach of any covenant or agreement of the Buyer contained in this Agreement.

         8.3.  PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an indemnified party under
Section 8.1 or 8.2 hereof of notice of the commencement of any claim, demand, action or proceeding ("Proceeding") against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 8.3(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Article IV for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification and (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's written consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         8.4. BUYER'S RIGHT OF OFFSET. In addition to other remedies available to the Buyer at law or in equity, the Buyer shall have the right to offset any and all sums due from the Sellers to the Buyer pursuant to Section 8.1 hereof against future payments due from the Buyer to the Sellers under the Notes. As an absolute condition precedent, at least ten days prior to any such offset, the Buyer shall provide the Sellers with a written notice describing in reasonable detail the basis for such offset.

                                   ARTICLE IX
             RIGHT TO PROCEED, WAIVER, MODIFICATION AND TERMINATION

         9.1. RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article VII has not been satisfied at the Closing, the Buyer shall have the right to proceed with the transactions contemplated hereby; if any of the conditions specified in Article VI hereof has not been satisfied at the Closing, the Sellers shall have the right to proceed with the transactions contemplated hereby.

         9.2. TERMINATION AND ABANDONMENT. This Agreement may be terminated and the transactions hereby provided for may be abandoned:

                  (a) by mutual consent of the Buyer and the Sellers;

                  (b) by the Buyer if any of the conditions provided for in
Article VII of this Agreement has not been satisfied on or before the Closing Date or in the reasonable judgment of the Buyer will not be satisfied at any time prior to the Closing Date and has not been waived by the Buyer;

                  (c) by the Sellers if any of the conditions provided for in
Article VI has not been satisfied on or before the Closing Date or in the reasonable judgment of the Sellers will not be satisfied at any time prior to the Closing Date and has not been waived by the Sellers; and

                  (d) by of the Buyer or by the Sellers if the Closing shall not have occurred by March 31, 2000; PROVIDED, HOWEVER, that the party terminating this Agreement in accordance with Sections 9.2(b), (c) or (d) has satisfied or is ready, willing and able to satisfy all of its conditions to Closing and is not then in breach of any of its obligations hereunder.

                                    ARTICLE X
                                OTHER PROVISIONS

         10.1. GOVERNING LAW AND JURISDICTION. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to choice or conflict of law principles. The parties hereby submit to the jurisdiction of the courts of The Commonwealth of Massachusetts and the United States District Court for the Eastern District of Massachusetts in any action or proceeding arising out of or relating to this Agreement. The parties hereby waive any objection they may have to venue to any such action or proceeding and to the defense of an inconvenient forum with respect thereto. Each party consents to service of process in the manner provided for notices herein.

         10.2. NOTICES. Unless otherwise provided herein, all notices required or permitted by the terms hereof shall be in writing. Any written notice shall become effective when received. All notices and other communications hereunder shall be deemed to have been duly received if hand delivered or mailed, by certified or registered mail, return receipt requested, postage prepaid or by overnight delivery service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

         If to the Sellers:

         Gary D. Engle
         Equis Financial Group Limited Partnership
         88 Broad Street

         Boston, MA  02110

         with a copy to:

         Nixon Peabody LLP
         101 Federal Street
         Boston, Massachusetts 02110-1832
         Attn:  Joan Barkhorn Hass

         and, if to the Buyer:

         Semele Group Inc.
         One Canterbury Green, 8th Floor
         Stamford, CT  06901
         Attn:  James A. Coyne

         with a copy to:

         Shefsky & Froelich Ltd.
         444 North Michigan Avenue
         Chicago, IL  60611
         Attn:  Michael J. Choate

         10.3. AMENDMENT AND ALTERATION. No amendment or alteration of the terms of this Agreement shall be valid or binding unless made in writing signed by the appropriate parties to this Agreement specifically referring to this Agreement.

         10.4. BINDING AGREEMENT/ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives, PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties.

         10.5. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.6. INTEGRATION. This Agreement represents the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, negotiations, discussions or understandings with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Buyer has caused this Agreement to be executed by its duly authorized representative and the Sellers have executed this Agreement, under seal, as of the date first set forth above.

THE SELLERS:                                  SEMELE GROUP INC.


/s/ Gary D. Engle                             By: /s/ Gary M. Romano
-------------------------------                   ---------------------------
Gary D. Engle                            Gary M. Romano, Chief Financial
                                                 Officer


/s/ James A. Coyne
-------------------------------
James A. Coyne


/s/ Wayne E. Engle
-------------------------------
Wayne Ellis Engle, Trustee, Staci
Albury Trust u/i/t dated July 21, 1998

/s/ Wayne E. Engle
-------------------------------
Wayne Ellis Engle, Trustee, Kristen
Engle Trust u/i/t dated July 21, 1998


/s/ Wayne E. Engle
-------------------------------
Wayne Ellis Engle, Trustee, Sydney
Peyton Engle Trust u/i/t dated July 21, 1998


/s/ Wayne E. Engle
-------------------------------
Wayne Ellis Engle, Trustee, Zoe P.
Engle Trust u/i/t dated July 21, 1998

                                   EXHIBIT A-1

                                                                Number of Shares                     Number of Shares
                         Name                                        Owned                              to be Sold
                         ----                                        -----                              ----------

                                                      Voting                  Non-voting           Voting        Non-voting
                                                      ------                  ----------           ------        ----------

                     Gary D. Engle                    450                           1,240            382                   1,054

                    James A. Coyne                     50                             960             42                     816

    Wayne Ellis Engle, Trustee, Staci Albury Trust    None                             75            None                     64
               u/i/t dated July 21, 1998

    Wayne Ellis Engle, Trustee, Kristen Engle Trust   None                             75            None                     64
               u/i/t dated July 21, 1998

    Wayne Ellis Engle, Trustee, Sydney Peyton Engle   None                             75            None                     64
         Trust u/i/t dated July 21, 1998

    Wayne Ellis Engle, Trustee, Zoe P. Engle Trust    None                             75            None                     64
                                                      ----                             --            ----                     --
               u/i/t dated July 21, 1998

                        TOTALS                        500                           2,500            424                   2,126


                                   EXHIBIT A-2


                                                                         PURCHASE PRICE
                                                                         --------------
                         NAME
                         ----
                                                              Note B-1           Note B-2          Note B-3
                                                              --------           --------          --------

                    Gary D. Engle                           $8,224,667          $1,737,883        $1,070,897

                    James A. Coyne                           4,915,333           1,038,617           640,003

 Wayne Ellis Engle, Trustee, Staci Albury Trust                365,000              77,125            47,525
               u/i/t dated July 21, 1998

Wayne Ellis Engle, Trustee, Kristen Engle Trust                365,000              77,125            47,525
                u/i/t dated July 21, 1998

      Wayne Ellis Engle, Trustee, Sydney Peyton                365,000              77,125            47,525
        Engle Trust u/i/t dated July 21, 1998

 Wayne Ellis Engle, Trustee, Zoe P. Engle Trust                365,000              77,125            47,525
               u/i/t dated July 21, 1998                      --------       -------------      ------------


                        TOTALS                             $14,600,000          $3,085,000        $1,901,000
